    EXHIBIT 99.1

Transcript of February 24, 2005 Earnings Conference Call Q&A

Operator:
Good morning. Before I introduce Mr. Baker to begin today’s Analysts International conference call I have been asked to summarize the Company’s Safe Harbor Statement in accordance with the Private Securities Litigation Reform Act of 1995.

This conference call may include forward-looking statements that reflect the Company’s current view with respect to future events and financial performance.

These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historic results or those anticipated depending upon a variety of factors such as changing economic conditions, the state of the IT consulting industry, and how effective management is at acquiring, managing and staffing consulting contracts.

For further information the Company asks you refer to its reports on Form 10-K and 10-Q and other reports filed with the Securities & Exchange Commission.

In addition, this morning the Company will discuss certain financial measures such as free cash flow and EBITDA that do not correspond to Generally Accepted Accounting Principles. The Company will provide a reconciliation of these measures with its reported numbers on its website www.analysts.com.

With that there will be a brief pause before Mr. Baker begins.

* * *

Operator:
Thank you. At this time I would like to inform everyone, if you would like to ask a question, press star then the number 1 on your telephone key pad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Rick Dauteuil with Columbia Management.

Rick Dauteuil:	Good morning.

Jeff Baker:	Hi, Rick.

Rick Dauteuil:
I guess I’m kind of hearing a mixed message here. I hear you talk about, you know, bill rates being difficult, still seeing pricing pressures from that side. You’re losing consultants which can’t be good for revenues. The competitive hiring environment again, you know, not saying much for margin improvement and holding back on that side of the equation.

And making investments in the short term of the business and then yet feeling like we’re in a better environment and there’s - I guess I’m kind of confused that, you know, what are the factors that lead you to a better revenue environment and second half getting better.

I’m having a hard time, you know, trying to pick that out of your early language on everything being pretty gloomy.

Jeff Baker:
I think, Rick, we do see the business picking up and improving and through the first quarter - through the fourth quarter we saw our business running pretty strong. I think the conservatism you read in Dave’s remark is really saying it’s there but it’s not going to be a cake walk.

We have to be very judicious about how we do that and not go after revenue just for the sake of going after revenue. We have to be much smarter about which revenue we go after and just be very cautious about that.

We have seen an up tick in the business. We see a lot of opportunities out there. And particularly given some of the investments that we’ve made over the last year we’re seeing that business running very hot right now.

So I think we are very optimistic about it. We just want to be practical and let everyone understand that it’s not a cake walk right now.

There are some very desperate competitors out there that are buying business. You know, costs that we don’t want to buy it at but at the same time we do remain optimistic about it.

Rick Dauteuil:
So, I mean, just kind of weeding through that you’re walking away from low margin business that isn’t properly priced. I guess if, you know, on the net you’re losing consultants to a competitive hiring environment. You’re also not getting aggressive on that side of the equation.

You know, again where do you pick off the good margin business and you obviously need to retain the consultants to generate the revenues, right?

Jeff Baker:
We are growing the consulting base. You know, we see the typical seasonal trends here. The places we want to grow them in the near term are really more focused around the mid-market area.

This next generation staffing model that I talked about which is in a pilot phase right now and we have some interest in our big clients is really what we see being able to serve that high volume/low margin business.

I think our view is you can’t make money serving that with a traditional model. We believe this new model though will enable us to serve that segment of the market more efficiently.

So as we begin to transition into this new model with those type of accounts we do see growth coming out of there. But we’re not going to chase that business with the old model because you can’t make money at it.

Rick Dauteuil:	Okay. Thank you.

Operator:
As a reminder if you would like to ask a question, press star then the number 1 on your telephone key pad. Again we’ll pause for just a moment to compile the Q&A roster.

At this time there are no further questions.

Jeff Baker:
Okay. Well, I’d like to thank everyone for joining our call today. I’d particularly like to thank any of the Analysts employees that have joined us out there today.

It’s really because of your hard work and effort that we are in the position that we’re in right now to really build this company and grow it. So thank you very much and I thank all the investors for your patience as we weather through these tough times.

END